Exhibit 99.1

        Innovex Names D. Allen Andersen to Board of Directors


    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--Oct. 3, 2006--Innovex (Nasdaq:INVX) today announced the addition of D. Allen Andersen, 54, to the company's Board of Directors. Most recently Andersen was a Senior Advisor to the Sun Hung Kai Properties Direct Investments Ltd., the private equity arm of the Sun Hung Kai Properties Group. Mr. Andersen was a Managing Director of PAMA Group (Hong Kong) Ltd., an Asia-based private equity investment firm, from 1998 to 2005. Mr. Andersen was previously a member of Innovex's Board from December 2002 to January 2004. In November 2002 Innovex entered into a strategic alliance agreement with KR Precision Public Co., Ltd (KRP). PAMA owned a majority of KRP at that time and Mr. Andersen represented PAMA on Innovex's Board as part of that agreement. Mr. Andersen resigned from Innovex's Board in January 2004 as dictated by the expiration of the same agreement.

    "We are excited to welcome Allen back to Innovex's Board," stated William P. Murnane, Innovex's President and Chief Executive Officer. "I'm certain Allen's long and varied experience in Asia, his technology business knowledge and his familiarity with Innovex will prove very valuable to our future success. We are very pleased and privileged to have him rejoin our Board of Directors."

    Mr. Andersen currently serves on the Board of Directors of Nu Skin Enterprises, Inc. He will also serve on Innovex's audit and compensation committees.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


    CONTACT: Innovex, Maple Plain
             Douglas W. Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com